Exhibit 4.1

AMENDMENT AND TERMINATION

OF

SHAREHOLDER RIGHTS AGREEMENT

This Amendment and Termination (this “Amendment and Termination”) of the Rights Agreement (as defined below) is entered into as of August 5, 2015, between Albany Molecular Research, Inc., a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation, successor-in-interest to Computershare Shareowner Services LLC (the “Rights Agent”). All capitalized terms used herein and not otherwise defined shall having the meaning ascribed to them in the Rights Agreement.

WITNESSETH:

WHEREAS, the Company is party to the Shareholder Rights Agreement, dated as of July 27, 2012 (the “Rights Agreement”) with the Rights Agent;

WHEREAS, the Board of Directors of the Company has determined to terminate the Rights Agreement and, in furtherance thereof, the Company desires to enter into this Amendment and Termination pursuant to which the Rights Agreement will be amended to provide that (i) the Rights will expire at the Close of Business on August 5, 2015, and (ii) the Rights Agreement will be terminated upon the expiration of the Rights; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may prior to a Section 11(a)(ii) Event supplement or amend the Rights Agreement without the approval of any holders of certificates representing shares of common stock of the Company.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment to Section 7(a). The first sentence of Section 7(a) of the Rights Agreement is hereby amended to read as follows:

“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the appropriate form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the Close of Business on August 5, 2015 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the “Exchange Date”) (the earliest of (i), (ii) or (iii) being herein referred to as the “Expiration Date”).”

2. Termination. Upon expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall terminate and be of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent.

3. Governing Law. This Amendment and Termination shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

4. Counterparts. This Amendment and Termination may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument. A signature to this Amendment and Termination executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties have caused this Amendment and Termination to be duly executed as of the day and year first above written.

ALBANY MOLECULAR RESEARCH, INC.

Attest:

/s/ Lori Ann Blancato		By:	/s/ Lori Henderson
Name:	Lori Ann Blancato	Name:	Lori Henderson
Title:	Executive Assistant	Title:	Senior Vice President, General Counsel & Secretary

COMPUTERSHARE INC., as RIGHTS AGENT

Attest:
/s/ Adam Burnham		By:	/s/ Patrick Hayes
Name:	Adam Burnham	Name:	Patrick Hayes
Title:	Relationship Manager	Title:	VP & Manager